Resolution of the Board of Directors

of

American Fidelity Deposit Corporation

The following Resolution was unanimously adopted by the Board of Directors of American Fidelity Deposit Corporation (“Company”) at a special meeting thereof held on the 5th day of September, 2002.

“BE IT RESOLVED, that the Company is authorized to duly issue its Subordinated Notes (“Notes”), designated as Series 2002, to be issued to individuals, trusts, corporations and non-corporate entities, or others, as determined by the Company and subject to the following terms:

·

Amount:  The Notes will be issued in a minimum denomination of $1,000 in registered form, without coupon, in the aggregate principal amount of up to $5,000,000;

·

Date:  The Notes will be dated on the date of issue which shall be the date of acceptance by the Company of the subscription for the Notes by the purchase thereof;

·

Term:  The Notes shall be offered with maturities up to 10 years;

·

Interest:  The Notes shall bear interest at a rate based on the maturity selected (on the basis of a 365-day year) which will be stated on the face of the Note payable on the first day of a month, quarter, semi-annual, or annual basis as the purchaser selects;

·

Principal:  Principal due on the Notes will be paid upon the maturity of the term of the Notes as stated on the face of the Notes;

·

Payment:  Payment of principal and interest on the Notes will be mailed to the registered owner on the books of the Company on the date due as set forth in the Notes;

·

Subordination:  The Notes shall be subordinate to all other existing or future indebtedness of the Company, as to the payment of any principal or interest thereon.  In addition, such subordination shall be continuing and will not require any reaffirmation by the holder of the note or his/her assigns, or other parties of interest;

·

Redemption:  Any of the Series 2002 Subordinated Notes may be called at any time by the Company, upon no less than 60 days notice to the registered holder thereof with principal and accrued interest to be paid on said Note(s) called for redemption payable on the redemption date set forth in said Notes;

·

Restrictions:  The Notes issued hereunder shall not provide any restriction on us for the payment of cash dividends, redemption or issuance of any class of stock, or the amount of other securities, which may be redeemed, purchased, or issued by us.

·

Transfer: The Notes issued hereunder are non-negotiable and are not transferable without the prior written consent of the Company;

·

Default:  A default shall occur in the payment of principal or interest if the same is not paid 30 days after such payment is due.  The Holder of the Note shall have all rights as a creditor as provided by the laws of Colorado.  No officer, director, employee, parent or subsidiary shall be liable for payment of the Notes.

The Company, at the direction of the President, shall carry out all authorizations necessary for the issuance, sale, and payment of the Notes.”

CERTIFICATION

The undersigned the duly appointed President and Secretary of American Fidelity Deposit Corporation, hereby certifies that the Resolution set forth herein was duly authorized by the Board of Directors of American Fidelity Deposit Corporation on the 5th day of September, 2002.

____________________________________

Thomas Heckman, President and Secretary

Dated:  September 5, 2002